EXHIBIT 99.1
FirstCash Reports Record Fourth Quarter and Full-Year Operating Results;
Accelerating Pawn Demand Drives Record Revenue & Earnings;
Declares Quarterly Cash Dividend
_________________________________________________________________________________________

Fort Worth, Texas (January 30, 2025) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of more than 3,000 retail pawn stores and a leading provider of retail point-of-sale (“POS”) payment solutions, today announced operating results for the fourth quarter and full-year ended December 31, 2024. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.38 per share, which will be paid on February 28, 2025.

Mr. Rick Wessel, chief executive officer, stated, “FirstCash posted record fourth quarter and full year revenues and earnings primarily fueled by exceptionally strong pawn operating results. Same-store pawn receivables increased 12% in both the U.S. and Latin America (local currency basis) compared to last year. This marked the sixth consecutive quarter of double digit same-store pawn receivable growth in the U.S. The POS payment solutions segment (“AFF”) had solid profitability as well, and posted growth in transaction volumes and door counts for the quarter and year-to-date periods.

“A total of 16 pawn stores were added in the fourth quarter, including an acquisition of 10 stores coupled with six new store openings. For the full year, 99 pawn stores were opened or acquired, boosting the total store base to 3,026 locations. FirstCash’s cash flows and balance sheet remain strong and we believe that we are well positioned to fund further anticipated store growth in 2025 along with dividends and potential share buybacks.”

This release contains adjusted financial measures, which exclude certain non-operating and/or non-cash income and expenses, that are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended December 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2024	2023	2024	2023
Revenue	$883,811	$852,134	$883,811	$852,134
Net income	$83,547	$69,589	$95,415	$92,846
Diluted earnings per share	$1.86	$1.53	$2.12	$2.04
EBITDA (non-GAAP measure)	$162,636	$145,493	$165,685	$161,704
Weighted-average diluted shares	45,038	45,425	45,038	45,425

	Twelve Months Ended December 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2024	2023	2024	2023
Revenue	$3,388,514	$3,151,796	$3,388,514	$3,151,796
Net income	$258,815	$219,301	$302,680	$276,874
Diluted earnings per share	$5.73	$4.80	$6.70	$6.06
EBITDA (non-GAAP measure)	$551,008	$493,784	$558,437	$511,732
Weighted-average diluted shares	45,168	45,693	45,168	45,693

Consolidated Operating Highlights
•Gross revenues totaled a record $3.4 billion in 2024, an increase of 8% on both a GAAP and constant currency basis compared to last year. Revenues totaled $884 million in the fourth quarter, an increase of 4% on a GAAP basis and 7% on a constant currency basis compared to the prior-year quarter.
•Diluted earnings per share for 2024 increased 19% over last year on a GAAP basis while adjusted diluted earnings per share increased 11% compared to the prior year. For the fourth quarter, diluted earnings per share increased 22% over the prior-year quarter on a GAAP basis while adjusted diluted earnings per share increased 4% compared to the prior-year quarter. These results were even more impressive in light of lower foreign currency exchange rates, which reduced 2024 earnings per share by approximately $0.06 for the fourth quarter and $0.04 for the full year compared to the prior-year periods.
•Record net income for 2024 totaled $259 million on a GAAP basis while adjusted net income was a record $303 million, which represented increases of 18% and 9%, respectively, over the prior year.
•Adjusted EBITDA for the full year was $558 million, an increase of $47 million, or 9%, compared to the prior year.

Store Base and Platform Growth
•Pawn Stores - 16 pawn locations were added in Mexico during the fourth quarter, consisting of ten acquired stores and six de novo stores. For the full year, a total of 99 pawn locations were added, including 29 stores in the U.S. and 70 stores in Latin America.
As of December 31, 2024, the Company had 3,026 locations, comprised of 1,200 U.S. locations and 1,826 locations in Latin America.
•Retail POS Payment Solutions (AFF) Merchant Partnerships - As of December 31, 2024, there were approximately 13,600 active retail and e-commerce merchant partner locations, representing a 17% increase in the number of active merchant locations compared to a year ago. Excluding certain furniture locations closed due to bankruptcies, the number of active doors increased over 25%.

U.S. Pawn Segment Operating Results
•Fourth quarter 2024 segment pre-tax operating income was $112 million, an increase of $13 million, or 14%, compared to the prior-year quarter. The resulting segment pre-tax operating margin remained strong at 26% for the quarter.
•Full year 2024 segment pre-tax operating income was $397 million, an increase of $61 million, or 18%, compared to the prior year. The resulting segment pre-tax operating margin was 25% for the full year, which equaled the prior year.
•Pawn receivables grew significantly over the course of the fourth quarter, totaling almost $400 million by year end and increasing 15% compared to the prior year. The increase in total pawn receivables was driven by a 5% increase in the year-to-date weighted-average store count coupled with an impressive 12% same-store increase. On a two-year stacked basis, same-store pawn receivables were up 26%.
•Pawn loan fees increased 11% for the fourth quarter and 16% for the full year, while on a same-store basis, pawn loan fee revenue increased 9% and 11% compared to both of the respective prior-year periods.
•Retail merchandise sales increased 10% in the fourth quarter and 13% for the full year compared to the respective prior-year periods. Same-store retail sales increased 6% for both the quarter and full year compared to the respective prior-year periods, as the Company saw continued retail demand from value-conscious consumers.
•Retail sales margins improved to a robust 43% in the fourth quarter compared to 42% in the prior-year quarter. Full year retail margins were 42% in 2024 compared to 43% in 2023.
•Annualized inventory turnover was consistent at 2.8 times for both 2024 and 2023. Inventories aged greater than one year at December 31, 2024 remained extremely low at 1% of total inventories.

•Operating expenses for the fourth quarter and full year increased 10% and 12%, respectively, as compared to the prior-year periods, primarily due to store additions and increased labor and variable compensation expenses. On a same-store basis, expenses increased 7% for the quarter and 5% for the full year compared to the respective prior-year periods.

Latin America Pawn Segment Operating Results
Note: Certain growth rates below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the fourth quarter of 2024 was 20.1 pesos / dollar, an unfavorable change of 14% versus the comparable prior-year period, and for the twelve-month period ended December 31, 2024 was 18.3 pesos / dollar, an unfavorable change of 3% versus the prior-year period.
•While fourth quarter segment pre-tax operating income decreased 4% on a U.S. dollar basis compared to last year, it increased 7% on a constant currency basis. The resulting segment pre-tax operating margin was 20% for both the fourth quarter of 2024 and 2023.
•For the full year of 2024, segment pre-tax operating income decreased 4% on a U.S. dollar basis compared to the prior year and decreased 2% on a constant currency basis. The resulting segment pre-tax operating margin was 19%, equaling the prior year.
•While pawn receivables at December 31, 2024 decreased 5% on a U.S. dollar basis, they increased 13% on a constant currency basis compared to the prior year. On a same-store basis, pawn receivables decreased 6% on a U.S. dollar basis but increased 12% on a constant currency basis compared to the prior year.
•While total and same-store pawn loan fees in the fourth quarter decreased 3% in U.S. dollars, they increased 10% on a constant currency basis compared to the prior-year quarter. For the full year, both total and same-store pawn loan fees increased 4%, or 7% on a constant currency basis, compared to the prior year.
•Although retail merchandise sales in the fourth quarter of 2024 decreased 5% compared to the prior-year quarter, they increased 7% on a constant currency basis. Same-store retail merchandise sales in the fourth quarter of 2024 decreased 6% on a U.S. dollar basis while increasing 7% on a constant currency basis compared to the prior-year quarter. For the full year, retail merchandise sales increased 2%, or 4% on a constant currency basis, compared to the prior year, while same-store retail merchandise sales increased 1%, or 4% on a constant currency basis, compared to the prior year.
•Retail margins were 34% for the fourth quarter of 2024 and 35% for the full year, both similar to prior-period results. Annualized inventory turnover was 4.2 times in 2024 versus 4.4 times in 2023, while inventories aged greater than one year at December 31, 2024 remained extremely low at 1%.
•Operating expenses for the fourth quarter of 2024 decreased 5% in total but increased 7% on a constant currency basis compared to the prior-year quarter while full year operating expenses increased 7%, or 9% on a constant currency basis compared to last year. The increase in constant currency expenses from all stores reflected increased store counts and higher labor costs (due primarily to further increases in the federal minimum wage and other mandated benefit programs), along with other inflationary impacts.

American First Finance (AFF) - Retail POS Payment Solutions Segment Operating Results
•Fourth quarter segment pre-tax operating income totaled $39 million, a decrease of 10% compared to the prior-year quarter. The anticipated decline in earnings was reflective of lower net revenue from its furniture vertical, partially offset by strong growth in non-furniture net revenues.
•For the full year, segment pre-tax operating income remained strong at $129 million, a nominal decrease of 3% over the prior year.
•Segment revenues for the quarter, comprised of lease-to-own (“LTO”) fees and interest and fees on finance receivables, decreased 1% compared to the prior-year quarter. Revenues for the full year increased 3% compared to the prior year.

•Gross transaction volume of lease and loan originations during the fourth quarter increased $12 million, or 4%, compared to last year, driven primarily by the 17% increase in active merchant door counts and continued growth in non-furniture verticals. Excluding furniture, fourth quarter origination volume increased approximately 36%. For the full year, overall gross transaction volume increased 5% over the prior year and was up 27%, excluding furniture.
•Combined gross leased merchandise and finance receivables outstanding at December 31, 2024 decreased 1% compared to the December 31, 2023 balances.
•The combined lease and loan loss provision as a percentage of the total gross transaction volume originated was 29% for both 2024 and 2023. The resulting allowance on combined leased merchandise and finance receivables at December 31, 2024 was 42% compared to 40% in the prior year.
•The average monthly net charge-off (“NCO”) rate for combined leased merchandise and finance receivable products for the full year 2024 was 5.3% compared to the prior-year rate of 5.0%, and was in line with the Company’s targeted range for NCO’s.

Cash Flow and Liquidity
•Each of the Company’s three business segments generated significant operating cash flows in 2024. Consolidated operating cash flows for the full year grew 30% and totaled $540 million compared to $416 million in 2023.
•Adjusted free cash flows (a non-GAAP measure) increased 24% to $262 million in 2024, compared to $212 million in the prior year.
•The operating cash flows helped fund significant growth in earning assets and continued investments in the pawn store platform with a nominal increase in net debt. Key investments made in 2024 included:
◦Pawn earning assets (pawn receivables and inventories) increased $69 million.
◦A total of 38 pawn stores were acquired for a combined cash purchase price of $76 million.
◦61 new, or de novo, pawn stores were added for a total investment of $19 million in fixed assets and working capital.
◦Real estate purchases totaling $86 million as the Company purchased the underlying real estate at 58 of its existing pawn stores, bringing the number of Company-owned properties to 400 locations.
•Net debt at December 31, 2024 was $1.6 billion, a modest 5% increase over the prior year. Over $1.5 billion of the Company’s long-term financing remains fixed rate debt with favorable interest rates ranging from 4.625% to 6.875% and maturity dates that do not begin until 2028 and continue into 2032.
•The Company’s net debt to adjusted EBITDA ratio was 2.8x at December 31, 2024.

Shareholder Returns
•The Board of Directors declared a $0.38 per share first quarter cash dividend, which will be paid on February 28, 2025 to stockholders of record as of February 14, 2025. This represents an annualized dividend of $1.52 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•During 2024, FirstCash repurchased $85 million of its common stock. The Company has $115 million available under the $200 million share repurchase program authorized in July 2023. Future share repurchases are subject to expected liquidity, acquisitions and other investment opportunities, debt covenant restrictions, market conditions and other relevant factors.
•Combined shareholder payouts in the form of cash dividends and stock repurchases were over $150 million in 2024 and have totaled almost $800 million over the last five years.
•The Company generated a 13% return on equity and a 6% return on assets in 2024. Using adjusted net income for 2024, the adjusted return on equity was 15% while the adjusted return on assets was 7%.

2025 Outlook
The Company’s outlook for 2025 is highly positive given the continued growth in pawn receivables and expectations for further pawn store additions and AFF merchant partner growth. Anticipated conditions and trends for 2025 include the following:
Pawn Operations:
•Pawn operations will continue to be the primary earnings driver, as the Company expects the contribution from the combined U.S. and Latin America pawn segments to be approximately 85% of total segment level pre-tax income for 2025.
•The Company expects further growth in the pawn store base in 2025 through a combination of new store openings and potential acquisitions. Over the last five years, the Company has added an average of 115 new and acquired stores per year. The guidance presented below does not assume any material acquisition activity.
U.S. Pawn
•U.S. Pawn is anticipated to contribute approximately 65% of total segment level pre-tax income for 2025.
•Same-store pawn loans began 2025 up 12% compared to a year ago, with January balances to date up similarly. Given the strength of the 2024 same-store results, growth rates are expected to moderate slightly over the course of the year, but still result in strong pawn fee growth that is expected to be in a range of 8% to 11% for the full year.
•Similar retail sales growth is projected for 2025, with retail margins expected to be in a normalized range targeted at approximately 42%.
•Given the strong revenue momentum coupled with modest expense growth, the Company anticipates solid double-digit segment earnings growth in 2025 from this, its largest segment.
Latin America Pawn
•LatAm Pawn is anticipated to contribute approximately 20% of total segment level pre-tax income for 2025.
•U.S. dollar-reported results for Latin America in 2025 are expected to be impacted by the lower exchange rate for the Mexican peso, which has most recently been in a range 20 to 21 pesos per U.S. dollar compared to the average exchange rate of 18.3 to 1 in 2024.
•Same-store pawn receivables began 2025 down 6% on a U.S. dollar basis but up 12% on a constant currency basis. Full year pawn fee growth is expected to remain in a range of 8% to 11% on a local currency basis while it is projected to be down in a range of 2% to 5% on a U.S. dollar basis, given the current exchange rate.
•Retail sales in Latin America are also expected to track similarly to pawn fees in 2025 with consistent retail margins.
•While operating expenses are expected to increase by 6% to 9% in Latin America on a local currency basis (given the enacted 10% increase in the Mexico minimum wage for 2025), expenses are anticipated to decline in a range of 3% to 6% on a U.S. dollar basis, which should dampen the overall currency impact on dollar-denominated segment earnings.
Retail POS Payment Solutions (AFF) Operations:
•AFF is anticipated to contribute approximately 15% of total segment level pre-tax income for 2025.
•As a result of recent merchant partner bankruptcies in the furniture sector (Conn’s HomePlus and American Freight), the Company anticipates first half 2025 origination volume being down to the prior year, given lower expected furniture originations, which are more seasonally weighted to the income tax refund season. Despite this headwind, full year origination volume for 2025 is expected to increase in a low single digit range compared to 2024, given continued growth in door counts and originations from new and other existing merchants. Excluding originations from Conn’s HomePlus and American Freight, origination volumes are expected to increase in a range of 20% to 25% over 2024.
•While full year 2025 net revenues are forecast to decline in a range of 10% to 15% compared to the prior year due to lower LTO balances and first half originations, reduced operating expenses related to the changes in product mix and other expense reduction initiatives are expected to offset much of the decrease in net revenue. Resulting full year segment pre-tax income is expected to be flat to down only slightly compared to the prior year.
Tax Rates and Currency:
•The full year 2025 effective income tax rate under current tax codes in the U.S. and Latin America is expected to range from 24% to 25%.
•Each full point change in the exchange rate of the Mexican peso is projected to have an annual earnings impact of approximately $0.10 per share.

Additional Commentary and Analysis

Mr. Wessel further commented on FirstCash’s 2024 operating results and the outlook for 2025, “Our core pawn segments continue to see exceptional growth in pawn receivables, pawn fees and retail sales. Strong sequential acceleration in same-store pawn receivable growth rates during the fourth quarter resulted in end of year increases in pawn receivables of 15% in the U.S. and 13% (constant currency basis) in Latin America compared to last year. We believe this growth continues to be driven by inflationary impacts and credit tightening for consumers with small, immediate cash needs. Furthermore, we saw excellent retail sales results in the fourth quarter, with same-store sales up 6% in the U.S. and 7% in LatAm (constant currency) compared to the prior-year quarter while maintaining strong gross margins, which we attribute to our deep value retail pricing, attractive interest-free layaway programs and excellent customer service.

“Our industry-leading pawn operations were further expanded in 2024 as we added almost 100 locations through new store openings across all markets, coupled with strategic acquisitions in the U.S. and Mexico. Over the last five years, we have opened or acquired more than 550 pawn locations and we began 2025 with a strong pipeline of new store openings already in process. While most of our new store openings will continue to be in Latin America, we currently have three store openings slated for growth markets in the U.S. Additionally, we continue to see accretive acquisition opportunities in multiple markets which can be funded from available cash and credit facilities.

“While a smaller component of FirstCash’s consolidated operations, AFF posted solid results in 2024 by contributing almost $130 million in segment earnings and generating meaningful cash flow. Although this was a difficult year in the retail furniture industry, given weak sales volumes and store closings at several retailers of size, AFF posted overall origination growth in 2024, driven by successful expansion in other vertical categories and its strong field sales channel.

“We began 2025 in a strong position to again deliver meaningful earnings growth with the current momentum in our core pawn business in both the U.S. and Latin America and opportunities for additional growth through pawnshop acquisitions and de novo store openings. AFF’s prospects remain positive as well, as it continues to grow and diversify its merchant base. On a consolidated basis, our strong cash flows and balance sheet position us well to support this growth, and combined with ongoing cash dividends and potential share repurchases, are expected to drive further shareholder returns,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores focused on serving cash and credit-constrained consumers. FirstCash’s more than 3,000 pawn stores in the U.S. and Latin America buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small non-recourse pawn loans secured by pledged personal property. FirstCash’s pawn segments in the U.S. and Latin America currently account for approximately 80% of segment earnings, with the remainder provided by its wholly owned subsidiary, AFF, which provides lease-to-own and retail finance payment solutions for consumer goods and services.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.americanfirstfinance.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition, outlook and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”), including the Company’s outlook for 2025. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations, outlook and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.
While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors and risks may include, without limitation, risks related to the extensive regulatory environment in which the Company operates; risks associated with the legal and regulatory proceedings that the Company is a party to or may become a party to in the future, including the Consumer Financial Protection Bureau (the “CFPB”) lawsuit filed against the Company; risks related to the Company’s acquisitions, including the failure of the Company’s acquisitions to deliver the estimated value and benefits expected by the Company and the ability of the Company to continue to identify and consummate acquisitions on favorable terms, if at all; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own (“LTO”) and retail finance products, labor shortages and increased labor costs; a deterioration in the economic conditions in the United States and Latin America, including as a result of inflation, elevated interest rates and higher gas prices, which potentially could have an impact on discretionary consumer spending and demand for the Company’s products; currency fluctuations, primarily involving the Mexican peso; competition the Company faces from other retailers and providers of retail payment solutions; the ability of the Company to successfully execute on its business strategies; contraction in sales activity at merchant partners of the Company’s retail POS payment solutions business; impact of store closures, financial difficulties or even bankruptcies at the merchant partners of the Company’s retail POS payment solutions business; the ability of the Company’s retail POS payment solutions business to continue to grow its base of merchant partners, including those outside of the furniture vertical; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenue:
Retail merchandise sales	$413,671	$397,412	$1,507,096	$1,381,272
Pawn loan fees	189,984	178,238	737,126	658,536
Leased merchandise income	177,440	190,057	766,241	752,682
Interest and fees on finance receivables	70,507	59,571	245,891	233,818
Wholesale scrap jewelry sales	32,209	26,856	132,160	125,488
Total revenue	883,811	852,134	3,388,514	3,151,796

Cost of revenue:
Cost of retail merchandise sold	249,831	241,402	909,685	832,393
Depreciation of leased merchandise	97,937	103,631	433,306	411,455
Provision for lease losses	33,561	34,184	163,395	175,858
Provision for loan losses	41,736	32,459	143,827	123,030
Cost of wholesale scrap jewelry sold	27,058	22,809	108,769	101,821
Total cost of revenue	450,123	434,485	1,758,982	1,644,557

Net revenue	433,688	417,649	1,629,532	1,507,239

Expenses and other income:
Operating expenses	226,547	216,783	900,978	832,149
Administrative expenses	43,636	51,887	173,199	176,315
Depreciation and amortization	26,434	27,635	104,941	109,161
Interest expense	27,197	26,586	105,226	93,243
Interest income	(528)	(216)	(1,935)	(1,469)
Loss (gain) on foreign exchange	508	376	2,641	(1,529)
Merger and acquisition expenses	42	4,252	2,228	7,922
Other expenses (income), net	319	(1,142)	(522)	(1,402)
Total expenses and other income	324,155	326,161	1,286,756	1,214,390

Income before income taxes	109,533	91,488	342,776	292,849

Provision for income taxes	25,986	21,899	83,961	73,548

Net income	$83,547	$69,589	$258,815	$219,301

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$175,095	$127,018
Accounts receivable, net	73,325	71,922
Pawn loans	517,867	471,846
Finance receivables, net	147,501	113,901
Inventories	334,580	312,089
Leased merchandise, net	128,437	171,191
Prepaid expenses and other current assets	26,943	38,634
Total current assets	1,403,748	1,306,601

Property and equipment, net	717,916	632,724
Operating lease right of use asset	324,646	328,458
Goodwill	1,787,172	1,727,652
Intangible assets, net	228,858	277,724
Other assets	9,934	10,242
Deferred tax assets, net	4,712	6,514
Total assets	$4,476,986	$4,289,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$171,540	$163,050
Customer deposits and prepayments	72,703	70,580
Lease liability, current	95,161	101,962
Total current liabilities	339,404	335,592

Revolving unsecured credit facilities	198,000	568,000
Senior unsecured notes	1,531,346	1,037,647
Deferred tax liabilities, net	128,574	136,773
Lease liability, non-current	225,498	215,485
Total liabilities	2,422,822	2,293,497

Stockholders’ equity:
Common stock	575	573
Additional paid-in capital	1,767,569	1,741,046
Retained earnings	1,411,083	1,218,029
Accumulated other comprehensive loss	(129,596)	(43,037)
Common stock held in treasury, at cost	(995,467)	(920,193)
Total stockholders’ equity	2,054,164	1,996,418
Total liabilities and stockholders’ equity	$4,476,986	$4,289,915

FIRSTCASH HOLDINGS, INC.
U.S. PAWN SEGMENT RESULTS
(UNAUDITED)

U.S. Pawn Operating Results and Margins (dollars in thousands)

	Three Months Ended
	December 31,
	2024	2023	Increase
Revenue:
Retail merchandise sales	$267,251	$243,697	10%
Pawn loan fees	133,563	120,083	11%
Wholesale scrap jewelry sales	23,201	17,463	33%
Total revenue	424,015	381,243	11%

Cost of revenue:
Cost of retail merchandise sold	153,641	141,406	9%
Cost of wholesale scrap jewelry sold	19,755	14,941	32%
Total cost of revenue	173,396	156,347	11%

Net revenue	250,619	224,896	11%

Segment expenses:
Operating expenses	131,439	119,627	10%
Depreciation and amortization	7,371	6,799	8%
Total segment expenses	138,810	126,426	10%

Segment pre-tax operating income	$111,809	$98,470	14%

Operating metrics:
Retail merchandise sales margin	43%	42%
Net revenue margin	59%	59%
Segment pre-tax operating margin	26%	26%

FIRSTCASH HOLDINGS, INC.
U.S. PAWN SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

	Twelve Months Ended
	December 31,
	2024	2023	Increase
Revenue:
Retail merchandise sales	$969,371	$854,190	13%
Pawn loan fees	505,262	435,762	16%
Wholesale scrap jewelry sales	93,923	78,571	20%
Total revenue	1,568,556	1,368,523	15%

Cost of revenue:
Cost of retail merchandise sold	560,970	490,544	14%
Cost of wholesale scrap jewelry sold	77,683	64,545	20%
Total cost of revenue	638,653	555,089	15%

Net revenue	929,903	813,434	14%

Segment expenses:
Operating expenses	503,630	451,543	12%
Depreciation and amortization	28,980	25,585	13%
Total segment expenses	532,610	477,128	12%

Segment pre-tax operating income	$397,293	$336,306	18%

Operating metrics:
Retail merchandise sales margin	42%	43%
Net revenue margin	59%	59%
Segment pre-tax operating margin	25%	25%

FIRSTCASH HOLDINGS, INC.
U.S. PAWN SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

U.S. Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

	As of December 31,
	2024	2023	Increase
Earning assets:
Pawn loans	$396,667	$344,152	15%
Inventories	245,492	221,843	11%
	$642,159	$565,995	13%

Average outstanding pawn loan amount (in ones)	$283	$258	10%

Composition of pawn collateral:
General merchandise	28%	30%
Jewelry	72%	70%
	100%	100%

Composition of inventories:
General merchandise	41%	43%
Jewelry	59%	57%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turnover (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	2.8 times

FIRSTCASH HOLDINGS, INC.
LATIN AMERICA PAWN SEGMENT RESULTS
(UNAUDITED)

Latin America Pawn Segment Results

Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. See the “Constant Currency Results” section below for additional discussion of constant currency operating results.

Latin America Pawn Operating Results and Margins (dollars in thousands)

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			December 31,	Increase /
	December 31,			2024	(Decrease)
	2024	2023	(Decrease)	(Non-GAAP)	(Non-GAAP)
Revenue:
Retail merchandise sales	$147,412	$155,310	(5)%	$166,927	7%
Pawn loan fees	56,421	58,155	(3)%	63,893	10%
Wholesale scrap jewelry sales	9,008	9,393	(4)%	9,008	(4)%
Total revenue	212,841	222,858	(4)%	239,828	8%

Cost of revenue:
Cost of retail merchandise sold	96,718	100,870	(4)%	109,445	9%
Cost of wholesale scrap jewelry sold	7,303	7,868	(7)%	8,278	5%
Total cost of revenue	104,021	108,738	(4)%	117,723	8%

Net revenue	108,820	114,120	(5)%	122,105	7%

Segment expenses:
Operating expenses	60,918	63,976	(5)%	68,628	7%
Depreciation and amortization	5,170	5,466	(5)%	5,754	5%
Total segment expenses	66,088	69,442	(5)%	74,382	7%

Segment pre-tax operating income	$42,732	$44,678	(4)%	$47,723	7%

Operating metrics:
Retail merchandise sales margin	34%	35%		34%
Net revenue margin	51%	51%		51%
Segment pre-tax operating margin	20%	20%		20%

FIRSTCASH HOLDINGS, INC.
LATIN AMERICA PAWN SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

				Constant Currency Basis
				Twelve Months
				Ended
	Twelve Months Ended			December 31,	Increase /
	December 31,		Increase /	2024	(Decrease)
	2024	2023	(Decrease)	(Non-GAAP)	(Non-GAAP)
Revenue:
Retail merchandise sales	$541,787	$533,612	2%	$556,686	4%
Pawn loan fees	231,864	222,774	4%	238,305	7%
Wholesale scrap jewelry sales	38,237	46,917	(19)%	38,237	(19)%
Total revenue	811,888	803,303	1%	833,228	4%

Cost of revenue:
Cost of retail merchandise sold	350,906	345,309	2%	360,452	4%
Cost of wholesale scrap jewelry sold	31,086	37,276	(17)%	31,977	(14)%
Total cost of revenue	381,992	382,585	—%	392,429	3%

Net revenue	429,896	420,718	2%	440,799	5%

Segment expenses:
Operating expenses	259,307	243,146	7%	266,102	9%
Depreciation and amortization	20,369	21,350	(5)%	20,855	(2)%
Total segment expenses	279,676	264,496	6%	286,957	8%

Segment pre-tax operating income	$150,220	$156,222	(4)%	$153,842	(2)%

Operating metrics:
Retail merchandise sales margin	35%	35%		35%
Net revenue margin	53%	52%		53%
Segment pre-tax operating margin	19%	19%		18%

FIRSTCASH HOLDINGS, INC.
LATIN AMERICA PAWN SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

Latin America Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

				Constant Currency Basis
				As of
				December 31,
	As of December 31,			2024	Increase
	2024	2023	(Decrease)	(Non-GAAP)	(Non-GAAP)
Earning assets:
Pawn loans	$121,200	$127,694	(5)%	$143,805	13%
Inventories	89,088	90,246	(1)%	105,686	17%
	$210,288	$217,940	(4)%	$249,491	14%

Average outstanding pawn loan amount (in ones)	$87	$95	(8)%	$103	8%

Composition of pawn collateral:
General merchandise	58%	63%
Jewelry	42%	37%
	100%	100%

Composition of inventories:
General merchandise	65%	67%
Jewelry	35%	33%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turnover (trailing twelve months cost of merchandise sales divided by average inventories)	4.2 times	4.4 times

FIRSTCASH HOLDINGS, INC.
RETAIL POS PAYMENT SOLUTIONS SEGMENT RESULTS
(UNAUDITED)

Retail POS Payment Solutions Operating Results (dollars in thousands)

	Three Months Ended
	December 31,		Increase /
	2024	2023	(Decrease)
Revenue:
Leased merchandise income	$177,440	$190,057	(7)%
Interest and fees on finance receivables	70,507	59,571	18%
Total revenue	247,947	249,628	(1)%

Cost of revenue:
Depreciation of leased merchandise	98,266	104,114	(6)%
Provision for lease losses	33,665	35,564	(5)%
Provision for loan losses	41,736	32,459	29%
Total cost of revenue	173,667	172,137	1%

Net revenue	74,280	77,491	(4)%

Segment expenses:
Operating expenses	34,190	33,180	3%
Depreciation and amortization	705	772	(9)%
Total segment expenses	34,895	33,952	3%

Segment pre-tax operating income	$39,385	$43,539	(10)%

FIRSTCASH HOLDINGS, INC.
RETAIL POS PAYMENT SOLUTIONS SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

	Twelve Months Ended
	December 31,		Increase /
	2024	2023	(Decrease)
Revenue:
Leased merchandise income	$766,241	$752,682	2%
Interest and fees on finance receivables	245,891	233,818	5%
Total revenue	1,012,132	986,500	3%

Cost of revenue:
Depreciation of leased merchandise	434,915	413,546	5%
Provision for lease losses	163,937	177,418	(8)%
Provision for loan losses	143,827	123,030	17%
Total cost of revenue	742,679	713,994	4%

Net revenue	269,453	272,506	(1)%

Segment expenses:
Operating expenses	138,041	137,460	—%
Depreciation and amortization	2,783	3,030	(8)%
Total segment expenses	140,824	140,490	—%

Segment pre-tax operating income	$128,629	$132,016	(3)%

FIRSTCASH HOLDINGS, INC.
RETAIL POS PAYMENT SOLUTIONS SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Gross Transaction Volumes (dollars in thousands)

	Three Months Ended
	December 31,		Increase /
	2024	2023	(Decrease)
Leased merchandise	$124,590	$170,278	(27)%
Finance receivables	159,898	102,279	56%
Total gross transaction volume	$284,488	$272,557	4%

	Twelve Months Ended
	December 31,		Increase /
	2024	2023	(Decrease)
Leased merchandise	$568,635	$623,069	(9)%
Finance receivables	510,231	405,765	26%
Total gross transaction volume	$1,078,866	$1,028,834	5%

Retail POS Payment Solutions Earning Assets (dollars in thousands)

	As of December 31,		Increase /
	2024	2023	(Decrease)
Leased merchandise, net:
Leased merchandise, before allowance for lease losses	$209,333	$267,458	(22)%
Less allowance for lease losses	(80,661)	(95,752)	(16)%
Leased merchandise, net	$128,672	$171,706	(25)%

Finance receivables, net:
Finance receivables, before allowance for loan losses	$264,506	$210,355	26%
Less allowance for loan losses	(117,005)	(96,454)	21%
Finance receivables, net	$147,501	$113,901	29%

FIRSTCASH HOLDINGS, INC.
RETAIL POS PAYMENT SOLUTIONS SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

Allowance for Lease and Loan Losses and Other Portfolio Metrics (dollars in thousands)

	Three Months Ended
	December 31,		Increase /
	2024	2023	(Decrease)
Allowance for lease losses:
Balance at beginning of period	$93,823	$105,472	(11)%
Provision for lease losses	33,665	35,564	(5)%
Charge-offs	(48,607)	(46,986)	3%
Recoveries	1,780	1,702	5%
Balance at end of period	$80,661	$95,752	(16)%

Leased merchandise portfolio metrics:
Provision rate (1)	27%	21%
Average monthly net charge-off rate (2)	7.1%	5.8%
Delinquency rate (3)	24.4%	21.7%

Allowance for loan losses:
Balance at beginning of period	$109,197	$96,684	13%
Provision for loan losses	41,736	32,459	29%
Charge-offs	(35,751)	(34,680)	3%
Recoveries	1,823	1,991	(8)%
Balance at end of period	$117,005	$96,454	21%

Finance receivables portfolio metrics:
Provision rate (1)	26%	32%
Average monthly net charge-off rate (2)	4.5%	5.2%
Delinquency rate (3)	20.0%	21.8%

(1)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(2)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses.

(3)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

FIRSTCASH HOLDINGS, INC.
RETAIL POS PAYMENT SOLUTIONS SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

	Twelve Months Ended
	December 31,		Increase /
	2024	2023	(Decrease)
Allowance for lease losses:
Balance at beginning of period	$95,752	$79,576	20%
Provision for lease losses	163,937	177,418	(8)%
Charge-offs	(186,123)	(167,952)	11%
Recoveries	7,095	6,710	6%
Balance at end of period	$80,661	$95,752	(16)%

Leased merchandise portfolio metrics:
Provision rate (1)	29%	28%
Average monthly net charge-off rate (2)	6.3%	5.4%
Delinquency rate (3)	24.4%	21.7%

Allowance for loan losses:
Balance at beginning of period	$96,454	$84,833	14%
Provision for loan losses	143,827	123,030	17%
Charge-offs	(130,812)	(117,961)	11%
Recoveries	7,536	6,552	15%
Balance at end of period	$117,005	$96,454	21%

Finance receivables portfolio metrics:
Provision rate (1)	28%	30%
Average monthly net charge-off rate (2)	4.3%	4.7%
Delinquency rate (3)	20.0%	21.8%

(1)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(2)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses.

(3)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

FIRSTCASH HOLDINGS, INC.
PAWN STORE LOCATIONS AND MERCHANT PARTNER LOCATIONS

Pawn Operations

As of December 31, 2024, the Company operated 3,026 pawn store locations comprised of 1,200 stores in 29 U.S. states and the District of Columbia, 1,725 stores in 32 states in Mexico, 72 stores in Guatemala, 17 stores in El Salvador and 12 stores in Colombia.

The following tables detail pawn store count activity for the three and twelve months ended December 31, 2024:

	Three Months Ended December 31, 2024
	U.S.	Latin America	Total
Total locations, beginning of period	1,201	1,824	3,025
New locations opened	—	6	6
Locations acquired	—	10	10
Consolidation of existing pawn locations (1)	(1)	(14)	(15)
Total locations, end of period	1,200	1,826	3,026

	Twelve Months Ended December 31, 2024
	U.S.	Latin America	Total
Total locations, beginning of period	1,183	1,814	2,997
New locations opened	1	60	61
Locations acquired	28	10	38
Consolidation of existing pawn locations (1) (2)	(12)	(58)	(70)
Total locations, end of period	1,200	1,826	3,026

(1)Store consolidations were primarily acquired locations which have been combined with overlapping stores and for which the Company expects to maintain a significant portion of the acquired customer base in the consolidated location.

(2)Includes 10 pawnshops located in Acapulco, Mexico that were severely damaged by a hurricane in the fall of 2023, which the Company elected to consolidate with other stores in this market. The Company expects to replace certain of these locations in this market over time as the city’s infrastructure recovers.

Retail POS Payment Solutions

As of December 31, 2024, AFF provided LTO and retail POS payment solutions for consumer goods and services through a network of approximately 13,600 active retail merchant partner locations, which is net of the closing of approximately 1,000 Conn’s HomePlus and American Freight locations due to bankruptcy during the fourth quarter of 2024. This compares to the active door count of approximately 11,600 locations at December 31, 2023.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted return on equity, adjusted return on assets and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP, and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses and amortization of acquired AFF intangible assets. The Company does not consider these items to be related to the organic operations of the acquired businesses or its continuing operations and are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. In addition, excluding these items allows for more accurate comparisons of the financial results to prior periods. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar-denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates, resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses (1) because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and (2) to improve comparability of current periods presented with prior periods.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and are not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2024	2023	2024	2023	2024	2023	2024	2023
	In Thousands	In Thousands	Per Share	Per Share	In Thousands	In Thousands	Per Share	Per Share
Net income and diluted earnings per share, as reported	$83,547	$69,589	$1.86	$1.53	$258,815	$219,301	$5.73	$4.80
Adjustments, net of tax:
Merger and acquisition expenses	31	3,271	—	0.07	1,706	6,089	0.04	0.13
Non-cash foreign currency loss (gain) related to lease liability	504	(607)	0.01	(0.01)	2,627	(1,778)	0.06	(0.04)
AFF purchase accounting and other adjustments	9,572	21,472	0.21	0.47	38,289	54,341	0.85	1.19
Other expenses (income), net	1,761	(879)	0.04	(0.02)	1,243	(1,079)	0.02	(0.02)
Adjusted net income and diluted earnings per share	$95,415	$92,846	$2.12	$2.04	$302,680	$276,874	$6.70	$6.06

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net income	$83,547	$69,589	$258,815	$219,301
Income taxes	25,986	21,899	83,961	73,548
Depreciation and amortization	26,434	27,635	104,941	109,161
Interest expense	27,197	26,586	105,226	93,243
Interest income	(528)	(216)	(1,935)	(1,469)
EBITDA	162,636	145,493	551,008	493,784
Adjustments:
Merger and acquisition expenses	42	4,252	2,228	7,922
Non-cash foreign currency loss (gain) related to lease liability	720	(867)	3,755	(2,540)
AFF purchase accounting and other adjustments (1)	—	13,968	—	13,968
Other expenses (income), net	2,287	(1,142)	1,446	(1,402)
Adjusted EBITDA	$165,685	$161,704	$558,437	$511,732
(1)For the three and twelve months ended December 31, 2023, amount represents other non-recurring costs included in administrative expenses related to a discontinued finance product.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash, generated by business operations, that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023
Cash flow from operating activities	$198,149	$99,105	$539,958	$416,142
Cash flow from investing activities:
Pawn loans, net (1)	(2,276)	24,448	(71,999)	(34,978)
Finance receivables, net	(53,128)	(27,448)	(139,314)	(115,442)
Purchases of furniture, fixtures, equipment and improvements	(12,213)	(13,425)	(68,245)	(60,148)
Free cash flow	130,532	82,680	260,400	205,574
Merger and acquisition expenses paid, net of tax benefit	31	3,271	1,706	6,089
Adjusted free cash flow	$130,563	$85,951	$262,106	$211,663

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Return on Equity and Adjusted Return on Assets

Management believes the presentation of adjusted return on equity and adjusted return on assets provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance.

Annualized adjusted return on equity and adjusted return on assets is calculated as follows (dollars in thousands):

Twelve Months Ended
December 31, 2024
Adjusted net income (1)	$302,680

Average stockholders’ equity (average of five most recent quarter-end balances)	$2,014,721
Adjusted return on equity (trailing twelve months adjusted net income divided by average equity)	15%

Average total assets (average of five most recent quarter-end balances)	$4,345,922
Adjusted return on assets (trailing twelve months adjusted net income divided by average total assets)	7%

(1)See detail of adjustments to net income in the “Adjusted Net Income and Adjusted Diluted Earnings Per Share” section above.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar, however, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are transacted in local currencies in Mexico, Guatemala and Colombia. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. See the Latin America pawn segment tables elsewhere in this release for additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Exchange Rates for the Mexican Peso, Guatemalan Quetzal and Colombian Peso

	December 31,		Favorable /
	2024	2023	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	20.3	16.9	(20)%
Three months ended	20.1	17.6	(14)%
Twelve months ended	18.3	17.8	(3)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.7	7.8	1%
Three months ended	7.7	7.8	1%
Twelve months ended	7.8	7.8	—%

Colombian peso / U.S. dollar exchange rate:
End-of-period	4,409	3,822	(15)%
Three months ended	4,348	4,070	(7)%
Twelve months ended	4,071	4,328	6%

FIRSTCASH HOLDINGS, INC.
INTERSEGMENT TRANSACTIONS
(UNAUDITED)

Intersegment transactions relate to the Company offering AFF’s LTO payment solution in its U.S. pawn stores and are eliminated to arrive at consolidated totals. For the three months ended December 31, 2024 and 2023, these intersegment amounts are as follows:

•U.S. pawn retail merchandise sales includes $1.0 million and $1.6 million, respectively. Excluding these intersegment sales, consolidated U.S. retail merchandise sales totaled $266.3 million and $242.1 million, respectively.
•U.S. pawn cost of retail merchandise sold includes $0.5 million and $0.9 million, respectively. Excluding these intersegment sales, consolidated U.S. cost of retail merchandise sold totaled $153.1 million and $140.5 million, respectively.
•Retail POS payment solutions depreciation of leased merchandise includes $0.3 million and $0.5 million, respectively. Excluding these intersegment transactions, consolidated depreciation of leased merchandise totaled $97.9 million and $103.6 million, respectively.
•Retail POS payment solutions provision for lease losses includes $0.1 million and $1.4 million, respectively. Excluding these intersegment transactions, consolidated provision for lease losses totaled $33.6 million and $34.2 million, respectively.

For the twelve months ended December 31, 2024 and 2023, these intersegment amounts are as follows:

•U.S. pawn retail merchandise sales includes $4.1 million and $6.5 million, respectively. Excluding these intersegment sales, consolidated U.S. retail merchandise sales totaled $965.3 million and $847.7 million, respectively.
•U.S. pawn cost of retail merchandise sold includes $2.2 million and $3.5 million, respectively. Excluding these intersegment sales, consolidated U.S. cost of retail merchandise sold totaled $558.8 million and $487.1 million, respectively.
•Retail POS payment solutions depreciation of leased merchandise includes $1.6 million and $2.1 million, respectively. Excluding these intersegment transactions, consolidated depreciation of leased merchandise totaled $433.3 million and $411.5 million, respectively.
•Retail POS payment solutions provision for lease losses includes $0.5 million and $1.6 million, respectively. Excluding these intersegment transactions, consolidated provision for lease losses totaled $163.4 million and $175.9 million, respectively.

As of December 31, 2024 and 2023, these intersegment amounts are as follows:

•Retail POS payment solutions leased merchandise, net includes $0.2 million and $0.5 million, respectively. Excluding these intersegment transactions, consolidated net leased merchandise totaled $128.4 million and $171.2 million, respectively.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:    (817) 886-6998
Email:    gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:    investorrelations@firstcash.com
Website:    investors.firstcash.com